Registration No. 333-79561

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post Effective Amendment No. 2 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NU HORIZONS ELECTRONICS CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-2621097
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

70 Maxess Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

NU HORIZONS ELECTRONICS CORP. 1998 STOCK OPTION PLAN, AS AMENDED

(Full Title of the plan)

Martin Kent, President
Nu Horizons Electronics Corp.
70 Maxess Road
Melville, New York  11747

(Name and address of agent for service)

(631) 396-5000

(Telephone number, including area code, of agent for service)

copy to:

Nancy D. Lieberman, Esq.

Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, New York 11556
(516) 227-0638

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTERING OF SHARES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (File No. 333-79561) of Nu Horizons Electronics Corp. (the “Company”).

On January 3, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 19, 2010 (the “Merger Agreement”), by and among the Company, Arrow Electronics, Inc., a New York corporation (“Arrow”) and Neptune Acquisition Corporation, Inc., a Delaware corporation and direct wholly-owned subsidiary of Arrow (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Arrow. As a result of the Merger, all shares of Company common stock have been converted into the right to receive $7.00 in cash.

As a result of the Merger, there are no longer any shares of Company common stock outstanding, other than Company common stock owned by Arrow. Accordingly, the Company intends to deregister all of its outstanding securities.  As a result of the Merger, the Company hereby removes from registration all shares of Company common stock covered by this Registration Statement which were not issued by the Company pursuant to the Registration Statement and related prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on the 12th day of January, 2011.

NU HORIZONS ELECTRONICS CORP.

By:	/s/ Martin Kent
Martin Kent
President